                                                                     Exhibit 4.3

                           UNITED GOLF PRODUCTS, INC.

                           CERTIFICATE OF DESIGNATIONS
                                -----------------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware
                               ------------------

        United Golf Products, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify that pursuant to the provisions Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent dated December 8, 1997 adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

        WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to fix by resolution or resolutions the designation, number, privileges, preferences, restrictions, voting rights and other rights of each series of preferred stock, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series:

        NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

1. DESIGNATION OF SERIES/RANKING. The designation of such series of preferred stock is 12% Series B Cumulative Convertible Redeemable Preferred Stock ("Series B Preferred Stock"). The number of shares constituting such series is 20,000, with a value of $100.00 per share for the purpose of calculating dividends and amounts payable upon liquidation, dissolution or winding up ("stated value"). Shares of Series B Preferred Stock redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

        The Series B Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding up of the affairs of the
Corporation:

               (A) Senior to all classes or series of Common Stock of the Corporation (referred to herein as "Junior Securities");

               (B) Junior to the Series A Redeemable Cumulative Convertible Preferred Stock and to other classes or series of capital stock of the Corporation now or hereafter issued as determined by the Board of Directors (collectively referred to as "Senior Securities").

2. DIVIDENDS. The holders of the outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate of 12.00% of the stated value per share of Series B Preferred Stock. Such dividends shall be payable monthly on the fifteenth day of each calendar month following the month for which the dividends are paid (each of such dates being a "Dividend Payment Date"). Commencing with the January 15, 1999 Dividend Payment Date and continuing thereafter until no shares of Series B Preferred Stock remain outstanding, all dividend payments made with respect to Series B Preferred Stock may be made, subject to the terms hereof, at the option of and in the sole discretion of, the Board of Directors, in cash or, in full or in part, by issuing fully paid and nonassessable shares of Common Stock such that the value of the shares of Common Stock plus the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash. For the purposes of determining the value of the shares of Common Stock issued as a dividend hereunder, each share of Common Stock so issued shall have a value equal to the Conversion Price (as defined in Paragraph 6 below) in effect on such Dividend Payment Date. The issuance of such shares of Common Stock (plus the amount of cash dividends, if any, paid together therewith) shall constitute full payment of such dividend. In no event shall an election by the Board of Directors to pay dividends, in full or in part, in cash or Common Stock on or after January 15, 1999 preclude the Board of Directors from electing either such alternative in respect of all or any portion of any subsequent dividend payments.

        Dividends shall be cumulative without interest or additional dividends until declared and paid, which declaration and payment may be for all or part of the then accumulated dividend. Dividends on account of arrears or past dividends may be declared or paid at any time, without reference to any regular dividend payment date, to holders of record on the date such dividends are declared. In no event, so long as any shares of Series B Preferred Stock shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, or shall any distribution be made, on any class of Junior Securities or shall any shares of any class of Junior Securities be purchased, redeemed or otherwise acquired for value, directly or indirectly, by the Corporation or any subsidiary of the Corporation, unless all accumulated dividends on the Series B Preferred Stock and the one for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The provisions of this paragraph shall not, however, apply to a redemption, repurchase or other acquisition of any shares of any class of Junior Securities in exchange for shares of Junior Securities.

        Subject to the foregoing and to any further limitations described in accordance with the provisions of the Certificate of Incorporation as amended by the Corporation, the Board of Directors may declare, out of funds legally available therefrom, dividends upon the then outstanding shares of any other class of shares, including the Common Stock, and no holders of Series B Preferred Stock shall be entitled to share therein.


                                       2.


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3. VOTING. The holders of Series B Preferred Stock shall be entitled to vote upon all matters presented to the stockholders, together with the holders of Common Stock as one class, except as otherwise required by law. Each share of Series B Preferred Stock shall entitle the holder thereof to that number of votes equal to the number of shares of Common Stock into which one share of Series B Preferred Stock would have been convertible, if such conversion had taken place on the record date set for determining stockholders entitled to vote at a meeting or the date of the consent of stockholders if action is being taken by written consent.

4. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share of Series B Preferred Stock equal to the stated value of such share of Series B Preferred Stock and a further amount equal to any dividends declared and unpaid thereon, if any, as provided in Paragraph 2 hereof, to the date that payment is made available to the holders of Series B Preferred Stock, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other Junior Securities.

        If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series B Preferred Stock.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the provisions of the Corporation's Certificate of Incorporation, as amended, and to all of the preferential rights of the holders of Series B Preferred Stock on distribution or otherwise, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

        A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Paragraph 4.

5. CONVERSION RIGHTS. The holder of any shares of Series B Preferred Stock shall have the right at any time commencing from the date of issuance to convert any of his or her shares of Series B Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price, as defined herein, and upon the terms set forth herein.

6. CONVERSION PRICE. Each share of Series B Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) $100.00 by
(ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be $1.50 per share . The Conversion Price


                                       3.


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shall be subject to further adjustment as set forth in Paragraph 8 hereof. No payment or adjustment shall be made for any dividend or other distribution that is payable on the Common Stock issued upon such conversion.

7. CONVERSION PROCEDURE. The holder of any shares of the Series B Preferred Stock may exercise his or her right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted endorsed for conversion. As promptly as practicable, and in any event within ten business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series B Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series B Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time.

        Shares of the Series B Preferred Stock may not be converted after the close of business of the fifth business day preceding the date fixed for redemption of such shares pursuant to Paragraph 13 hereof.

        Upon conversion of any shares of the Series B Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that such holder shall be entitled to receive any dividends on such shares of the Series B Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series B Preferred Stock entitled to receive payment of such dividend.

8. CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

        a. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution in shares of Common Stock (other than a dividend of Common Stock issued to the holders of the Series B Preferred Stock pursuant to paragraph 2 hereof), (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date of such dividend or distribution on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so


                                       4.


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that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he or she would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

        b. Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 8(a) hereof), or (iv) of rights or warrants entitling the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price; in each such case, the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors in their reasonable discretion) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which was in effect prior to the fixing of the record date (subject to any adjustments made pursuant to this Paragraph 8 since such record date).

        c. Rounding of Calculations; Minimum Adjustment. All calculations under this Paragraph 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

        d. Adjustments for Consolidation, Merger, etc. In case the Corporation,
(i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) shall transfer all or substantially all of its properties or its assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment is provided in this Paragraph 8); then, and in each such case, proper provision shall be made so that each share of Series B Preferred Stock then outstanding shall be converted


                                       5.


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into, or exchanged for, one share of preferred stock of the acquiring corporation entitling the holder thereof to all of the rights (including voting rights), powers, privileges and preferences with respect to the acquiring corporation to which the holder of a share of Series B Preferred Stock is entitled with respect to the Corporation, and being subject with respect to the acquiring corporation to the qualifications, limitations and restrictions to which a share of Series B Preferred Stock is subject with respect to the Corporation.

9. VOLUNTARY ADJUSTMENT. The Corporation may make, but shall not be obligated to make, such decreases in the Conversion Price so as to increase the number of shares of Common Stock into which the Series B Preferred Stock may be converted, in addition to those required by Paragraph 8 hereof, as it considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.

10. RESERVATION OF SHARES OF COMMON STOCK FOR CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series B Preferred Stock that are then outstanding.

11. NOTICE OF ADJUSTMENT OF CONVERSION PRICE. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall forthwith file with any transfer agent or agents for the Series B Preferred Stock, if any, and at the principal office of the Corporation, a statement signed by the President or a Vice President and by the Chief Financial Officer or the Secretary of the Corporation setting forth the adjusted Conversion Price. The statement so filed shall be open to inspection by any holder of record of shares of Series B Preferred Stock. The Corporation shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series B Preferred Stock at their addresses appearing on the books of the Corporation or supplied by such holder to the Corporation for the purpose of notice.

12. FRACTIONAL SHARES IN CONVERSION. The Corporation shall not be required to issue fractions of shares of Common Stock on the conversion of Series B Preferred Stock. If any fraction of a share of Common Stock would be issuable upon the conversion of a share, except for the provisions hereof, the Corporation shall purchase such fraction for an amount in cash equal to the Conversion Price multiplied by such fraction. If more than one certificate for shares of Series B Preferred Stock shall be presented for conversion at any one time by the same registered holder, the number of shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares so presented. All calculations under this Paragraph 12 shall be made to the nearest one-hundredth of a share.

13. REDEMPTION. Commencing on August 1, 1999, shares of the Series B Preferred Stock may be redeemed, in whole or in part at any time at the option of the Corporation by resolution of its Board of Directors, for cash at $100.00 per share; plus, in each case, all declared and unpaid dividends thereon, if any, to the redemption date.


                                       6.


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In case of the redemption of a part only of the outstanding shares of Series B
Preferred Stock, the shares so to be redeemed shall be selected pro rata.

        At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares of Series B Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption and the redemption price and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of shares of Series B Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price, together with declared and unpaid dividends, if any, to the date fixed for redemption. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificate evidencing any shares of Series B Preferred Stock so called for redemption shall not have been surrendered, all rights pertaining to such shares shall terminate, except only the right of the holders to receive the redemption price, together with declared and unpaid dividends thereon, if any, to the date fixed for redemption, without interest, upon surrender of their certificates therefor.

        If, after notice of redemption has been given, the Corporation deposits, on or prior to any date fixed for redemption of shares of Series B Preferred Stock, with any bank or trust company in the State of California, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor, and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth business day prior to the date fixed for redemption of such shares. The deposit shall constitute full payment of the shares to the holders thereof. Any moneys so deposited on account of the redemption price of Series B Preferred Stock converted subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such shares of Series B Preferred Stock. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of Series B Preferred Stock so called for redemption shall not, at the end


                                       7.


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of two years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the redemption price.

14. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and in substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested.

15. REISSUANCE OF PREFERRED STOCK. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock other than the Series B Preferred Stock.

16. BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that banks are not open in the State of California, such payment, redemption or exchange shall be made on the immediately succeeding day on which such banks are open.

17. HEADINGS OF SUBDIVISIONS. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


                                       8.


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18. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the
Series B Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

19. NOTICE TO THE COMPANY.

        All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by courier to the Corporation at its principal executive offices located at 20301 Nordhoff Street, Chatsworth, California 91311, Attention: President. Minor imperfections in any such notice shall not affect the validity thereof.

20. LIMITATIONS.

        Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

        IN WITNESS WHEREOF, United Golf Products, Inc., has caused this certificate to be executed by Warren Levy, as Chief Executive Officer, and attested by Sheila Levy, as Secretary, this 8th day of December, 1997.

                                            United Golf Products, Inc.


                                            By  /s/ Warren Levy
                                              -------------------------------
                                              Name: Warren Levy
                                              Title: Chief Executive Officer

Attest:

/s/ Sheila Levy
---------------------------
Name: Sheila Levy
Title: Secretary


                                          9.